Exhibit 99.1

TRANSCRIPT OF LIQUIDITY SERVICES, INC.

Q1 FY2015 EARINGS CONFERENECE CALL — FEBRUARY 5, 2015

Operator

Good day, ladies and gentlemen and welcome to the Q1 2015 Liquidity Services earnings conference call. My name is Whitley, and I’ll be your Operator for today. (Operator Instructions). As a reminder, this call is being recorded for replay purposes. I would now like to turn it over to your host for today, Ms. Julie Davis, Senior Director of Investor Relations.

Julie Davis - Liquidity Services, Inc. - Senior Director, Investor Relations

Thank you, Whitley. Hello and welcome to our first quarter fiscal year 2015 financial results conference call. Joining us today, are Bill Angrick, our Chairman and Chief Executive Officer, Jim Rallo, our Chief Financial Officer and Treasurer and Kathy Domino, our Chief Accounting Officer. We will be available for questions after our prepared remarks. The following discussion or responses to your questions reflect management’s views as of today, February 5th, 2015 and we will include forward-looking statements. Actual results may differ materially.

Additional information about factors that could potentially impact our financial results is included in today’s press release and in our filings with the SEC including our most recent annual report on Form 10-K. As you listen to today’s call we encourage you to have our press release in front of you which includes our financial results as well as metrics and commentary on the quarter. During this call, we will discuss certain non-GAAP financial measures.

In our press release, and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures including reconciliation of these measures with non-GAAP measures. We also use certain supplemental operating data as a measure of certain components of operating performance which we also believe is useful for management and investors. The supplemental operating data includes gross merchandise volumes and should not be considered a substitute for or superior to GAAP results.

At this time I would like to turn the presentation over to our CEO, Bill Angrick.

Bill Angrick - Liquidity Services, Inc. - CEO

Thanks, Julie. Good morning and welcome to our Q1 earnings call. I’ll begin this session by reviewing our Q1 performance and then provide an update on key strategic initiatives. Next, I will turn it over to Kathy Domino for more details on the quarter. Finally, Jim Rallo will provide our outlook for the current quarter.

Given the transition of our legacy businesses with DoD and Wal-Mart we are pleased with our Q1 results which were well above our guidance on both the top and bottom line, led by a strong quarter in our commercial capital assets group which achieved record GMV and grew 36% over the prior year. Our Gov Deals business also logged strong year-over-year growth and market share gains. While top line growth was muted in our retail supply chain group, this business benefited from improved operational efficiencies, improved results across virtually all key client programs, and the growth of our liquidation.com marketplace.

During the quarter, our commercial sales team signed over 40 new clients and client programs, demonstrating the strong market demand for our proven scalable reverse supply chain solution which is the focus of our long-term growth strategy and investment program. We remain focused on profitable growth, and the steps we have taken to reset selected legacy programs, while disruptive in the short-term, are important to ensure proper returns on shareholder capital. During Q1, we generated cash flow from operating activities of $13.1 million, which was up 93% from the previous quarter.

Exiting Q1, our cash position has increased to $74.2 million and we have a debt-free balance sheet which provides a strong foundation to invest in our growth initiatives. During the balance of fiscal year 2015 we will continue to execute our Liquidity One transformation plan to drive long-term value for our clients, employees and shareholders. We anticipate that the transition of legacy programs with key clients, coupled with our heavy investment in IT, product development and marketing initiatives will dampen our growth in earnings results in the near term. Next, I would like to update you on key business trends and initiatives coming out of Q1.

First, we are still operating under the terms of our legacy DoD Surplus contract. There still remain a number of unresolved operational and contractual details related to phasing in the new surplus contract, and we are working together with our agency partner to prioritize and resolve all open items. We will continue to update shareholders as we conclude this phase of the process. We would remind investors that our DoD business has seen significant changes in the volume and mix of property we handle, which has reduced sales values. Accordingly our near term outlook is somewhat muted pending the stabilization of this part of our business.

Second, as we have discussed, the focus of our long-term growth strategy is on our commercial and municipal government business. By delivering better scale, service and results for clients in the global reverse supply chain, we continue to see growing demand from US retailers, municipal agencies, and blue chip manufacturers in multiple regions at the category and service lines. To capitalize on our market leadership, we will be re-launching the Liquidity Services brand in the commercial market during the current quarter to communicate a single brand message that explains our superior reach and unmatched expertise.

Positioning Liquidity Services as a single global enterprise with a wide range of services relevant to all of the verticals we serve will benefit our sales organization over time. Trends in our capital assets business have improved, with record GMV and growth during Q1. We continue to penetrate existing accounts with more services and more locations around the globe, and we add new clients in many of the key industry verticals during the current quarter. We continue to see positive results from our new global sales and marketing organization, which is working closely together to cross-sell our full range of service in every region.

Growth in our Asia-Pacific region is particularly strong across all manufacturing verticals. Our retail supply chain business is facing cross currents. We’ve experienced declining year-over-year volumes with selected long-standing clients based on reduced retail sales in their core business, which is outside of our control. And we have reset our Jacobs Trading operation, which will mask growth in our retail supply chain business during fiscal year 2015. However, we have a strong new business pipeline backed by our new capabilities in returns management, refurbishment and our new data warehouse reporting portal. For example, we recently launched a new program for a premium consumer electronics manufacturer in two categories; TVs, and high-end digital SLR cameras, by utilizing our refurbishment capabilities and multi-channel sale strategy.

Additionally, on behalf of a top 20 US retailer who historically had not had a sustainable remarketing program for store returns and shelf pulls, we leveraged our North American distribution center network and multi-channel sales approach to lower the client’s logistics cost, avoid landfill fees, and drive value for these secondary market products. On the buyer’s side during Q1 we saw improved buyer participation in our liquidation.com B2B marketplace and we continue to expand our base of international buyers which provides clients with the ability to protect their brands and distribution channel relationships. Our Gov Deals municipal government business recorded solid growth in Q1, which we expect to continue throughout fiscal 2015, driven by expansion with existing and new clients in the US and Canada.

We are the market leader in the space and now serve approximately 30% of the largest cities, and 40% of the largest states by population in the United States. With over 60,000 US municipal agencies in our addressable market, we continue to invest in the growth of the part of our business. Finally, we continue to execute on our liquidity 1 transformation initiative. We must be patient as breakthrough results follows investment, not the other way around.

Our vision is bold and long-term oriented. We are currently undertaking the largest investment in innovation in the history of our Company and the reverse supply chain industry. This investment package touches everything that we do, and how we do it. Through our Liquidity One efforts, we are enhancing our marketplaces, services, internal operations and supporting IT systems to deliver superior performance and results to our sellers, buyers and our internal team. Additionally, our ability to scale and integrate partners and acquisitions will be radically improved through these efforts.

Quite simply, our Liquidity One initiative will enable Liquidity Services to deliver the most innovative, high-performance solution in our industry. Our investment in innovation will deliver the most well-known and trusted brands to commercial sellers in the world. The largest buyer base in our industry with the most liquidity to transact surplus assets and multiple complementary sales channels.

The most extensible and comprehensive data warehouse in our industry to inform strategic decisions for our internal team and clients, the most comprehensive services to support our clients and buyers wherever they are in the world, to manage value and sell equipment and inventory. And a vibrant ecosystem of global partners and complementary service providers who access our marketplace liquidity, data, and the convenience of our tech platform to benefit their own businesses.

We are making progress every day, and we’ll continue to advance our Liquidity One transformation efforts over the next 18 months, to make our vision a reality. This past quarter, our Liquidity team conducted extensive market research and convened multiple internal Liquidity One transformation workshops, with our functional subject matter experts to define a single set of best practices and processes for our customer and property management, to inform our technical design.

We made significant progress in the roll-out of our new data warehouse which provides significant value to our internal team and clients in the management, valuation and sale of assets. In some cases we have invited our customers to partner with us and participate in our research and development efforts, so they can directly benefit from our innovations. During Q1 we also conducted an internal launch of our new brand message in anticipation of launching a new brand message externally in Q2.

We continue to upgrade and consolidate our infrastructure by closing a European data center and expanding service with an existing tier 1 data center in the United States, to provide improved performance. We also expanded our distribution center network by adding space in our existing Las Vegas facility, and we recently opened a new facility in North Carolina to service existing and new clients.

In summary, we are making progress from the inside out, and this will ultimately unlock incredible value for our clients, buyers and shareholders. We will continue to provide you updates as we implement our Liquidity One program. We are confident that we have the right team and strategic plan to delight customers and create a more diversified, scalable business that creates continued growth and value for long-term owners. Now, let me turn it over to Kathy for more details on Q1 results.

Kathy Domino - Liquidity Services, Inc. - Chief Accounting Officer

Thanks, Bill. This quarter we exceeded our guidance on GMV and adjusted EBITDA. Our adjusted EPS was also ahead of guidance. In part, as a result of a tax benefit from a charge taken for impairment of goodwill and long lived assets due to the loss of the Jacobs Trading Wal-Mart contract and significant decline in our share price. We had steady growth in our state and local government business but we continue to find new clients, and strong permanence in our energy and manufacturing verticals. Decreases in product flows around consumer electronics, and softness in the buyer market drove retail volumes lower in our consumer goods marketplaces.

Our Liquidity One transformation initiative is continuing on plan, and we are making incremental progress on the technological and operational enhancements to our marketplaces, which will provide an exceptional user experience for our global buyer base, and to drive long-term operational and sales and marketing efficiency within our organization. Next, I will comment on our first quarter results. Total GMV was $245.3 million. GMV in our commercial marketplaces increased to $149.4 million or 1.9%, led by our energy and manufacturing verticals, which grew over 45.5%, offset in part by increases in our retail and commercial marketplaces, primarily due to the loss of the Wal-Mart contract and lower product flows of consumer electronics.

GMV in our Gov Deals for state and local government marketplace increased to $45.5 million or 18.5%, as we continued to add clients, bringing our total clients to over 7,200 over a potential 88,000 in the highly fragmented state and local government market. GMV in our DoD surplus marketplace increased to $32.5 million or 9% as a result of increased property flows of lower value items from the DoD. GMV in our DoD scrap marketplace decreased to $17.9 million or 1.7% as a result of slightly decreased property flow from the DoD.

As sales of DoD scrap have become less material, fluctuations in commodity prices are not materially affecting our financial performance. Total revenue was $125.1 million. Technology and operations expenses increased 4.9% to $26.9 million. As a percentage of revenue, technology and operations expenses increased to 21.5% from 21%. These increases are primarily due to additional warehouse space due to the high levels of inventory, offset in part by a decrease in staff and temporary wages as a result of our recent business realignment.

Sales and marketing expenses increased 5.6% to $10.4 million as a percentage of revenue. Sales and marketing expenses increased to 8.3% from 8.1%. These increase are primarily due to an increase in marketing expense related to our rebranding initiative. General and administrative expenses decreased 21.1% to $9.5 million. As a percentage of revenue, general and administrative expenses decreased to 7.6% from 10.1%. These decreases are primarily due to decreases in performance-based compensation, staff wages as a result of our business reassignment, and overhead expenses due to streamlining our Go Industry global operations and lowering our external, general and administrative expenses.

Adjusted EBITDA of $17 million decreased 14.8% primarily due to, one, a decrease in our retail commercial marketplaces, in part due to the termination of the Wal-Mart contract as Bill previously discussed; and two, an increase in our technology and operation expenses, as previously discussed. Adjusted net income of $11.3 million increased 8.5%. Adjusted diluted earnings per share increased 18.7% to $0.38 based on approximately $29.9 million diluted weighted average shares outstanding as a result of a tax benefit from a charge taken for impairment of goodwill and long-lived assets. We continue to have a strong debt-free balance sheet.

At December 31, 2014, we had a cash balance of $74.2 million, current assets of $186 million and total assets of $355.4 million, with $91.8 million in working capital. Capital expenditures during the quarter were $1.6 million. We expect capital expenditures to be $8 million to $9 million for fiscal 2015. I will now turn it over to Jim for the outlook on the next quarter.

Jim Rallo - Liquidity Services, Inc. - CFO and President, Supply Chain Group

Thanks, Kathy. We will continue to make significant investments to further serve our selling clients and buying customers through fiscal year 2016. Which we expect will drive long-term growth resulting in our commercial business having a more prominent role in driving both top and bottom line growth. We realize that during this transition, we will not be operating at full efficiency. However, based on feedback from our customers and team members, we are very confident that these investments in our future will result in improved sales performance, a superior customer experience, and a more efficient, scalable operational platform to support our next phase of growth and value creation.

We will aggressively pursue efficiencies in our operations as we develop our newly developed system and marketplace platforms. During this transition phase, consolidated results will be less indicative of our progress. We also reached a mutual settlement with Wal-Mart regarding the contract with our legacy Jacobs Trading business, under which we will receive a payment of $7.5 million. The parties are pleased to put this matter behind us and focus our attention on the other business we are currently operating together in other areas of collaboration.

Next, I would like to comment on our approach to future guidance. Fiscal year 2015 will be a transition year for Liquidity Services as we reset our legacy DoD and Wal-Mart Jacobs Trading business while funding our Liquidity One transformation program. Forecasting results for the full year is very challenging while we are await the final specifications and timing of the work we will be performing under the new DoD Surplus contract in the volume, mix of property, and operational costs under our current DoD contract are uncertain. Additionally, investments in our current Liquidity One transformation program will vary throughout the year.

In light of these factors, we will continue to provide shareholders and the investment community with financial guidance on a quarterly basis only. Management is providing the following guidance for the next fiscal quarter. We expect GMV for the fiscal second quarter of 2015 to range from $175 to $200 million. We expect adjusted EBITDA for the fiscal second quarter of 2015 to range from $4 to $6 million. For the second fiscal quarter of 2015 we estimate adjusted earnings per diluted share to range from $0.05 to $0.10. This guidance assumes we will have an average fully diluted number of shares outstanding for the quarter of 30.1 million and we will not repurchase shares with the approximately 5.1 million yet to be expended under the share repurchase program.

Our guidance (inaudible) EBITDA and diluted EPS for one, acquisition costs including transaction costs and changes in our early estimates and impairment of goodwill along with assets and two, for stock based compensation costs which we estimate to be approximately $3.5 to $4 million for the fiscal quarter. These stock-based compensation costs are consistent with fiscal year 2014. We will now answer questions.

QUESTIONS  AND  ANSWERS

Operator

(Operator Instructions). Your first question comes from the line of Shawn Milne with Janney Capital Markets.

Shawn Milne - Janney Capital Markets - Analyst

Transitioning from the above expected numbers in the quarter on EBITDA to pretty weak guidance in the following quarter. How much of the Wal-Mart change, if any, was in the December quarter? Probably not, and if you could maybe help us with what that impact might be in the next quarter. And then just on the DoD side, I understand there’s still a lot of changes going on, but the surplus volume remains above where we thought, so it sounds like none of those changes happened in the current quarter. Thanks.

Bill Angrick - Liquidity Services, Inc. - CEO

No problem, Shawn. So I think, one, your first question on Wal-Mart. So the termination of the contract came in December. Obviously we made that 8-K announcement. We obviously have inventory on hand for Wal-Mart so, there really was little effect on the quarter, meaning the December quarter for Wal-Mart. You’ll see that tallying off this quarter and the next quarter, as we sell our inventory. So there’s a significant drop obviously related to that. We would expect to have all of that certainly done by the end of the fiscal year. Probably by the end of the third quarter.

As far as the DoD contract, so the DoD contract was in full operational mode, as has been historically under the CV3 contract last quarter. What we’ve seen at the beginning of this quarter and towards the very end of last quarter was obviously Iron Planet has got their trucks which they’re selling now. So they have removed the rolling stock flow from us and diverted it to Iron Planet who, as you know, won that contract in the last RFP. We’re continuing to operate under the original surplus contract, also known as the CV3 contract, until noticed by the Department of Defense. They have exercised their extensions which run through February.

To our knowledge we haven’t got any news recently. We’ll continue to assume we’re operating under that CV3 contract into the next quarter until we get further notice from the Department of Defense. Once we do, we’ll certainly file an 8-K and update shareholders and yourselves at that time. So we do anticipate a fairly decent run-off in the Department of Defense business, simply because, again, the trucks have been diverted to the other vendor.

Obviously there is a stair step investment program here with Liquidity One, and we have a number of activities underway that will increase spend in the area of product development, software engineering, investment in the marketing and roll-out of our new brand. Those are taking hold as we move into the current quarter and the balance of the year.

Shawn Milne - Janney Capital Markets - Analyst

I’m just going to follow up. I guess the thing that concerns me is if you’re guiding where you are in the second quarter, and maybe that’s a bit conservative in terms of $4 to $6 million in EBITDA, and we haven’t really seen the change of costs of goods sold yet on just the non-rolling stock piece of DoD. Is there a scenario where in Q3 or Q4 where you actually lose money?

Bill Angrick - Liquidity Services, Inc. - CEO

Well, the cost structure of DoD has a number of inputs. Certainly the mix of the property affects return, gross rate of return. We have had a significant mix shift that is working its way through, that has impacted returns. Once that’s digested, we believe there’s opportunity to improve the growth rate of return, which will support expanded margins relative to where we have been in the last, say, three quarters. Also we have efficiency gains that we’ve targeted and are realizing in our commercial business, both on the capital assets side and retail supply chain side, which are enhancing margins notwithstanding any change in COGs. The variability around the business is such that you have a wide range of scenarios.

You could have outside performance, or you could have scenarios where you are operating at a below break-even period for a certain amount of time. That’s actually taken place in various investment phases of both our DoD and non-DoD business. I think the target margins that we have in fiscal 2016, fiscal 2017 are all focused on profitable operations. We have had a number of resets to businesses to ensure the appropriate returns on capital. We’re very focused on pre-cash flow as much or more as compared to GAAP results, and I think the pre- cash flow results have been quite good. So that will be our continued focus, Shawn.

Jim Rallo - Liquidity Services, Inc. - CFO and President, Supply Chain Group

One other point, Shawn. I think you specifically wanted to address the Wal-Mart and DoD changes but you have a significant seasonality change as Bill commented in his earlier points, in our capital asset business. So on the commercial side of our business, the 3/31 quarter, or the first quarter of the calendar year, is a very low quarter for that business. When I say “low,” I mean almost nascent. Because what happens is we work with a lot of companies that are 12/31, or calendar year companies, they move a lot of products before calendar year-end and there’s sort of this lull at the beginning of the next fiscal year, which, again, would be our March quarter. That starts to pick up as it goes through the year. That is a normal seasonality in that business. So as Bill indicated in his comments, we had very good performance in that business year-over-year and quarter-over-quarter in the December year quarter but we’re expecting a fairly large drop off. So, that’s one of the larger drivers too of the decrease. Not just the Department of Defense and Wal-Mart.

Bill Angrick - Liquidity Services, Inc. - CEO

But just to be clear, we would not be in any way concerned if GAAP results were to demonstrate lower performance or even a loss, provided that our operating cash flows were on target in delivering the appropriate returns on capital during this transition phase. Ultimately, that’s where we’re targeting value creation, is getting strong returns on invested capital. And we’re taking the steps to deliver that. And I think that was on display in the current quarter.

Shawn Milne - Janney Capital Markets - Analyst

Great. Thank you very much.

Operator

Your next question comes from the line of Dan Kurnos with The Benchmark Company. Please proceed.

Dan Kurnos - The Benchmark Company - Analyst

Great. Thanks. Good morning. Just a quick follow-up on the top line, not to belabor the point here, but just on the result from Q1. So you’re saying there wasn’t any pull-forward from your fiscal second quarter into Q1, it really is just timing of the way things fell and sort of this lull in capital assets that should reaccelerate over the balance of the year. Is that fair?

Jim Rallo - Liquidity Services, Inc. - CFO and President, Supply Chain Group

That’s correct, yes, Dan. There was no pull into the December quarter from the March quarter, no.

Dan Kurnos - The Benchmark Company - Analyst

Okay, great. And then, Jim, you mentioned in your prepared remarks the streamlining of Go. I just wonder if you could give us on sort of an update of how that’s going, if you feel like you finally right-sized that business yet and what your strategic plan is with it, going forward?

Jim Rallo - Liquidity Services, Inc. - CFO and President, Supply Chain Group

Sure. Well, first off, Dan, we have fully integrated that business into the rest of our operations so we don’t really look at it as Go on an individual basis. As Bill indicated, we’re working on obviously all the marketplace integrations as well. But the performance of that business is strong. Many of the new clients that we signed up have been in the manufacturing vertical. We again have streamlined that business as part of our realignment initiatives that we announced on October 1, so we’re certainly pleased with the direction that we’re heading in that vertical.

Bill Angrick - Liquidity Services, Inc. - CEO

Notwithstanding that we have not launched our rebrand, notwithstanding that we’re doing a bunch of internal integration efforts under Liquidity One, the sales leadership, the account management leadership is doing a terrific job in our capital assets group. It’s one global P&L that the artefact around legacy marketplace brands has really gone away. And so the cross-selling that’s happening in the Americas, in the Europe, middle east and Africa, and in Asia-Pacific is what is enabling growth there. So we’re probably a little ahead of schedule on the CAG business growing the way it’s growing.

And when we’re unburdened from a lot of this integration effort and have more focus on pure growth, which is our intent as we move into fiscal 2016, fiscal 2017, we think there’s a huge global market. They are embracing what we have to offer, which is a single global platform, multi-lingual, multi-currency, with all the supporting services in the global marketplace of buyers to create value for these clients. So we’re quite pleased with the performance of the capital assets business and think that’s an area for a lot of value creation as we move through our next year to two years.

Dan Kurnos - The Benchmark Company - Analyst

Thanks. That’s helpful color. Is there any concern, though, in the energy vertical with the fact that oil prices have come down so much and we’re seeing pretty significant cutbacks in CapEx from a lot of the players in oil, that could remain an impairment to you guys going forward?

Bill Angrick - Liquidity Services, Inc. - CEO

Sure. Well, first we put it in context. Assuming our entire business is energy, which it’s not, we’re a drop in the bucket on the amount of CapEx spend on the amount of capital plant equipment that the energy market represents, we have been through this cycle before in the economic downturn of 2008/2009, you had cross-currents. And the fact that we’re in so many locations, touching all parts of the energy supply chain, from exploration and production to downstream, to refining and service providers, we’re able to make markets independent of where the cycle is.

Certainly on the one hand, lower investment drives lower purchase of new assets. But on the other end that, you have a lot of assets that are idle, which are not in production, which may need to be disposed of so you can benefit from both ends of the market in our categories. So I think we’re well positioned to handle these types of cycles.

Dan Kurnos - The Benchmark Company - Analyst

Great. And then just last one from me, just on the expense side, I know, Jim, it’s kind of difficult to sort of predict the timing of these things and you’re trying to help us the best you can, but your OpEx was actually down sequentially despite calling for increased investment in tech and marketing. And so just curious how we should think about the efficiencies balancing against increased expenses as we go through this transition period? Thanks.

Jim Rallo - Liquidity Services, Inc. - CFO and President, Supply Chain Group

Sure, Dan. I think, as Bill indicated, we kicked off a lot of the work this quarter, and really the end of the last fiscal year, the September quarter, so we haven’t got started on a lot of the development work yet that we’re undertaking. That’s going to roll out, as we’ve indicated, in the next 16, 18 months. So I think you’ll start to see that spend increase. You’ll also see, again, there will be variability in that spend, which again makes it a little more difficult to break multiple quarters out from Bill and my comments. So I do expect to have increased spend in the next quarter.

Dan Kurnos - The Benchmark Company - Analyst

All right. Great. Thank you. Nice quarter, guys.

Jim Rallo - Liquidity Services, Inc. - CFO and President, Supply Chain Group

Thank you.

Operator

Your next question comes from the line of Rohit Kulkarni of RBC Capital. Please proceed.

Rohit Kulkarni - RBC Capital - Analyst

Thank you. A couple of questions. On the retail side of things, any color you can give on how the conversation with new or existing customers has changed after Wal-Mart? Are you worried about any kind of negative network effect settling in within the retail? And then bigger picture, when you look across all the other verticals; Energy, transportation, tech manufacturing industries, any specific or at least signs you’re seeing of the success of Liquidity One, or is that still very early in the game?

Bill Angrick - Liquidity Services, Inc. - CEO

Let me address the discussions regarding clients and the Wal-Mart legacy contract. Recall that Liquidity Services did not negotiate the contract that Jacobs Trading had with the client. We acquired that business, and as such acquired the legacy contract. And we worked in good faith with Wal-Mart to manage through the change in the operational conditions of the supply chain of the client. And where we felt we needed to be able to manage and protect our operations and resources to deliver the best value to not only Wal-Mart but our buyers and our shareholders, ultimately in effect there was a mutual agreement that that contract was obsolete and in fact it didn’t really map to the current property mix, the current operational footprint it needs.

So we basically took a time-out through the settlement agreement and separation that we ultimately agreed to recently. So our appetite to work together remains. We have current programs in the United States that we’re working on. We have other collaboration opportunities both in the US and outside the US that we’re working on. And so business continues. We have a global client portfolio, both in the retail and on the vendor side of the retail supply chain. We have had a large degree of interest in our marketplace, both our B2B and B2C distribution channels, these multi-channel sales approaches is unique and highly valued. Our US distribution network is in fact growing because of the demand for our services, including returns management, return to vendor services, refurbishing capabilities. That’s led to a few really interesting benchmark client wins.

There’s an increased focus in the industry on formal requests for proposals to look at not just one off opportunities but national, in some cases even global, strategically managed reverse supply chain programs for excess inventory and returns. We believe our work over the last decade has helped move the industry to having those sort of strategic comprehensive reviews of strategy.

We are delighted to partner with Wal-Mart and other large US retailers and their vendor base to find the best strategic comprehensive solutions to implement wholesale change and leverage our data through this data warehouse we’ve developed, leverage our global liquidity and buyer base. We’re able to move product outside the United States for a lot of these clients. So if anything, the conversation, the frequency and quality of conversations has increased and we’re excited by the number of RFPs that are on the street because of the type of conversations we have been having for over ten years in this sector. So we’re very sanguine about what’s going on at retail supply chain.

I think your second question related to Liquidity One investment. The investment is multi-pronged. It’s really about building better process related to the customer experience so that they can seamlessly access our liquidity and data to grow their business. It’s about a better product. The marketplace product that our buyer sees when they log in, the market product that the seller sees when they’re using our client reporting tools and accessing our services. And when you put those together you drive innovative technology to support those activities. We’re all about reinventing the reverse supply chain, reimagining what’s possible, taking those ideas to our clients. In several cases, welcoming them into the discussion and really welcoming them in as a research and development partner to benefit directly from this R&D.

And that’s what we do here. We invest a lot in the best product to ultimately drive innovation and growth. That’s not something that’s showing up in our current results. We believe that will begin impacting results as we move into fiscal 2016 and beyond.

Jim Rallo - Liquidity Services, Inc. - CFO and President, Supply Chain Group

I would just add the one area we’ve seen efficiencies already is on the global sales organization. So as Bill discussed earlier, we have fully integrated the global sales team. We have seen efficiencies in that area. That’s one of the areas where you’re seeing efficiencies drive growth. And I think that was reflected in the December quarter results, particularly on the commercial capital asset vertical. So we are pleased with the early results, but we still have got a lot of work to do, again over the next 16, 18 months.

Rohit Kulkarni - RBC Capital - Analyst

Okay, great. Thanks a lot, guys.

Operator

Your next question comes from the line of Nat Schindler with Bank of America Merrill Lynch. Please proceed.

Unidentified Participant - BofA Merrill Lynch - Analyst

Hi, guys. This is Jason here for Nat. I just have a question about your focus for the commercial business going forward. It seems like your capital asset side is doing quite a bit better than your retailer side. Do you get stronger margins out of the capital assets side versus retailer? And then of the 40 clients you mentioned signing, were those primarily retailer clients or capital assets clients? Thanks.

Bill Angrick - Liquidity Services, Inc. - CEO

Sure. Well, a couple of broad comments. The retail business has consolidated over the last 20 years. And so when you look at the types of programs and number of clients, I think you inherently, based on industry structure, have fewer larger programs and retail business on the retail side. However, on the vendor side, I think there’s a much larger market in terms of number of accounts, number of situations. There’s a huge globalization of manufacturing, and so a lot of the clients that we’ve recently engaged with are offshore. They’re not US domiciled companies.

They sell to US retailers. They need a present and support with the reverse supply chain strategy in the United States, but they’re outside the United States. So I would say more concentrated, fewer number of clients on the US retail side, but larger number on the vendors that feed the retail community on the manufacturing side. The CAG business ultimately, the Capital Asset Group business, is supporting manufacturers who have property, plant and equipment to make things and they want to protect their brand, they want to protect their financial controls.

They have to have quick access to the buyer base wherever they are. So that mix of clients may be slightly higher for “manufacturers” versus retailers. However, the manufacturers side has both an inventory link to retail supply chain as well as the equipment they use to make things. And we’re providing coverage and solutions on both. With respect to margins, we go back to the beginning of our business.

Our pricing model is flexible, and the price that we have reflects the range of services we provide. And so with regard to a client, we would have some base level revenue sharing associated with basic level of service. And then as clients adopt to use one or more of our value-added services, those fees will be modified appropriately because we’re delivering cost savings and efficiencies to the clients, which they appreciate and they will pay for that.

So I think in both cases, you have comparable pricing model menu of services, comparable margins. The one major difference is that we have a significant investment in fixed distribution center operations in our retail supply chain business. That presence has a higher level of fixed costs when you’re ramping up facilities. And I mentioned on the call we added a facility in North Carolina, roughly 400,000 square feet. We added an annex to our Las Vegas facility because we have demand for the services.

So in the near term we’ll be absorbing those fixed costs which will in effect pressure margins. But over time it’s creating a much stickier high-value proposition to the client base. The capital asset business is not as focused on fixed operational locations; it’s much more of a sell-in-place model. And that’s probably the biggest difference between the two.

Unidentified Participant - BofA Merrill Lynch - Analyst

Okay. Thanks, guys. Appreciate it.

Operator

(Operator Instructions). Your next question comes from the line of Gary Prestopino from Barrington Research.

Gary Prestopino - Barrington Research Associates, Inc. - Analyst

Bill, the Liquidity One investment that you’re making, when will that be completed? In fiscal 2016 or fiscal 2017?

Bill Angrick - Liquidity Services, Inc. - CEO

Largely completed through the end of fiscal 2016. There’s some potential follow-on work that could be realized in early fiscal 2017 but a lot of the heavy lifting will be done by the end of fiscal 2016.

Gary Prestopino - Barrington Research Associates, Inc. - Analyst

Okay. I have a number in my head from prior calls or discussions. Are you spending and incremental about $7 million per year to get this up and running? Is that right?

Bill Angrick - Liquidity Services, Inc. - CEO

Yeah. I mean, that is roughly correct. We had quoted, I believe, a $14 million number over two years. And if it’s evenly distributed, that would be seven a year. The actual spend may be an uneven distribution curve, so we just need to be flexible in how we look at the guidance reflecting what’s actually being spent.

Gary Prestopino - Barrington Research Associates, Inc. - Analyst

Okay. And then, you’re doing a lot with your technology platform data warehousing and all that, but I think the key thing is you’re integrating under one brand. But the various things that you’re doing with Liquidity One, do you get them all completed and then roll it out? Or do you roll it out in stages as you complete each endeavor?

Bill Angrick - Liquidity Services, Inc. - CEO

It depends on what module we’re talking about. Relative to things like uniform line brand message, well, that’s rolling out this current quarter. And you know is not as dependent on introducing new technology. There are other pieces that must be done in an integrated fashion and therefore we would not be launching let’s say a new buyer phase-in marketplace platform until all the modules are complete and fully integrated around property management, customer management, financial management systems. Those three need to be fully integrated and supporting each other before we deliver the desired level of experience.

So pieces like that will be delayed. Another area that is making and impact today is our data warehouse system, which is very powerful. We have lots of data on asset values and inventory and equipment, and virtually every category that a client could have on their balance sheet. So that’s being used today by our sales organization, our operational teams and we’re sharing that with clients and continue to improve that based on their feedback. So depending upon the module, we’ll try to bring it into play this year. And then on some of the larger fundamental changes, for example, the marketplace platform, that will be shifted out to probably late fiscal 2016.

Gary Prestopino - Barrington Research Associates, Inc. - Analyst

Thank you.

Operator

There are no further questions in queue at this time. I will now turn the call back over to Ms. Julie Davis for closing remarks. Please proceed.

Julie Davis - Liquidity Services, Inc. - Senior Director, IR

Thank you for joining our call today. We will now be available for any follow-up questions. Thanks and have a nice day.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.